As filed with the Securities and Exchange Commission on October 14, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________________________________

FILENET CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or Organization)	95-3757924 (I.R.S. Employer Identification Number)

3565 Harbor Boulevard

Costa Mesa, California 92626

(Address of Principal Executive Offices including Zip Code)

_____________________________________________

AMENDED AND RESTATED

2002 INCENTIVE AWARD PLAN

of FILENET CORPORATION

(Full Title of the Plan)

______________________________________________________

PHILIP C. MAYNARD, ESQ. Executive Vice President and Chief Legal Officer FILENET CORPORATION 3565 Harbor Boulevard Costa Mesa, California 92626 (714) 327-3400	Copy to: Regina M. Schlatter, Esq. LATHAM & WATKINS LLP 650 Town Center Drive, Twentieth Floor Costa Mesa, California 92626 (714) 540-1235

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE
	Amount to be Registered (1) (3)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value	1,400,000 shares	$27.455	$38,437,000.00	$4,525.00
(1)

The FileNet Corporation Amended and Restated 2002 Incentive Award Plan, as amended, authorizes the issuance of an aggregate of 6,200,000 shares of Common Stock, par value $0.01 per share, of FileNet Corporation (the “Company”) (the “Common Stock”), of which 1,400,000 shares are being registered hereunder and 4,800,000 of which have been previously registered.

(2)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended, and represents the average of the high and low sales price of the Common Stock on the Nasdaq Stock Market on October 11, 2005.

(3)

In the event of a stock split, stock dividend, or similar transaction involving the Company’s Common Stock, the number of shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended. Each share of Common Stock being registered hereunder, if issued prior to the termination by the Company of its Rights Agreement dated as of November 4, 1998, as amended, will include one preferred share purchase right. Prior to the occurrence of certain events, the preferred share purchase rights will not be exercisable or evidenced separately from the Common Stock.

Proposed issuances to take place as soon after the effective date of the Registration Statement as outstanding shares are purchased.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities

The Amended and Restated 2002 Incentive Award Plan, as amended, (the “Plan”) authorizes the issuance of an aggregate of 6,200,000 shares of Common Stock. The Company has previously registered 4,800,000 shares issuable under the Plan by a (i) Registration Statement on Form S-8 filed with the Commission on July 18, 2002, Registration No. 333-96711, registering 1,400,000 shares, and (ii) Registration Statement on Form S-8 filed with the Commission on July 14, 2003, Registration No. 333-107012, registering 1,400,000 shares, and (iii) Registration Statement on Form S-8 filed with the Commission on June 25, 2004, Registration No. 333-116883, registering 2,000,000 shares (collectively, the “Prior Registration Statements”). Under this Registration Statement, the Company is registering an additional 1,400,000 shares of Common Stock issuable under the Plan. The contents of the Prior Registration Statements are incorporated by reference herein to the extent not modified or superseded thereby or by any subsequently filed document that is incorporated by reference herein or therein.

Experts

The consolidated financial statements and related consolidated financial statement schedule of FileNet Corporation and its subsidiaries (“the Company”), and management’s report on the effectiveness of internal control over financial reporting, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Item 8.	Exhibits

See Index to Exhibits on page 5.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on October 13, 2005.

FILENET CORPORATION

By:	/s/ Lee D. Roberts
Lee D. Roberts Chairman of the Board and Chief Executive Officer
By:	/s/ Sam M. Auriemma
Sam M. Auriemma Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Lee D. Roberts and Sam M. Auriemma as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated as of October 13, 2005.

Signature	Title

/s/ Lee D. Roberts	Chair man of the Board and
Lee D. Roberts	Chief Executive Officer
(Principal Executive Officer)

/s/ Sam M. Auriemma	Executive Vice President and
Sam M Auriemma	Chief Financial Officer
(Principal Financial Officer)

/s/ L. George Klaus	Director
L. George Klaus

/s/ John C. Savage	Director
John C. Savage

/s/ Roger S. Siboni	Director
Roger S. Siboni

/s/ Theodore J. Smith	Director
Theodore J. Smith

INDEX TO EXHIBITS

EXHIBIT		PAGE

4.2

Rights Agreement, dated as of November 4, 1988 between FileNet Corporation and the First National Bank of Boston, which includes the form of Rights Certificate as Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit B (filed as Exhibit 4.2 to Registrant’s registration statement on Form S-4 filed on January 26, 1996; Registration No. 333-00676).

		*

4.3

Amendment One dated July 31, 1998 and Amendment Two dated November 9, 1998 to Rights Agreement dated as of November 4, 1988 between FileNet Corporation and BANKBOSTON, N.A. formerly known as The First National Bank of Boston (filed as Exhibit 4.3 to Registrant’s registration statement on Form 10-Q for the quarter ended September 30, 1998).

		*

4.4

Amendment Three dated November 30, 2001 to Rights Agreement dated as of November 4, 1988 between FileNet Corporation and Equiserve Trust Company, N.A., successors to BANKBOSTON, N.A. (filed as Exhibit 4.4 to Registrant’s Annual Report on Form 10-K filed for the year ended December 31, 2001).

		*

5.1	Opinion of Latham & Watkins LLP.	6

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).	6

23.2	Consent of Deloitte & Touche LLP.	7

24	Power of Attorney (included in the signature page to this Registration Statement).	4

___________________________

* incorporated by reference

Exhibit 5.1

[LATHAM & WATKINS LLP LETTERHEAD]

October 14, 2005

FileNet Corporation

3565 Harbor Boulevard

Costa Mesa, California 92626

Attn: Board of Directors

Re:	Registration Statement on Form S-8

Gentlemen:

In connection with the registration of 1,400,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), to be issued pursuant to the Amended and Restated 2002 Incentive Award Plan of FileNet Corporation (the “Plan”) under the Securities Act of 1933, as amended, by FileNet Corporation, a Delaware corporation (the “Company”), on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken, and proposed to be taken, by the Company in connection with the authorization, issuance and sale of the Shares and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed.

As such counsel, we have examined such matters of fact and questions of law considered appropriate for purposes of rendering the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. With your consent we have relied upon certificates of an officer of the Company and others with respect to certain factual matters. We have not independently verified such factual matters.

We are opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto or the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state.

Subject to the foregoing and in reliance thereon, it is our opinion that, upon the issuance and sale of the Shares in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, and subject to the Company completing all action and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the Plan, the Registration Statement and applicable law, including, without limitation, receipt of legal consideration in excess of the aggregate par value of the Shares issued, the Shares will be validly issued, fully paid and nonassessable securities of the Company.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Latham & Watkins LLP

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of FileNet Corporation on Form S-8 of our reports dated March 11, 2005 with respect to the consolidated financial statements and schedule of FileNet Corporation and subsidiaries, management’s report on the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of FileNet Corporation, included in the Annual Report on Form 10-K of FileNet Corporation for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

October 13, 2005